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                     WILLIAMS & WEBSTER, P.S.
                   Certified Public Accountants
                       601 West Riverside
                            Suite 1970
                 Spokane, Washington   99201-0611
                          (509) 838-8111
                        FAX (509) 624-5001




             CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
SafeScience, Inc.
Boston, Massachusetts


We consent to the use of our audit report dated March 27, 1997, on the consolidated financial statements of IGG International, Inc. as (now known as SafeScience, Inc.)
as of December 31, 1996, for the filing with and attachment to the Form 10-K for the year ending December 31, 1997, and the inclusion in the Company's previously filed Registration Statement File Nos. 333-04764.

/s/ Williams & Webster P.S.

Williams & Webster, P.S.
Spokane, Washington

March 30, 1998